Exhibit 8.2

February 8, 2010

Tim Hortons Inc.

874 Sinclair Rd.

Oakville, ON, Canada

Dear Sirs/Mesdames:

RE: Canadian Tax Disclosure

Davies Ward Phillips & Vineberg LLP (hereinafter referred to as “we” or “our”), have acted as Ontario counsel to Tim Hortons Inc., a Canada Business Corporations Act corporation (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”), including the prospectus included therein (the “Prospectus”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s dividend reinvestment and optional cash purchase plan (the “Plan”), and we have been asked for our opinion (this “Opinion”) regarding certain matters discussed in the Prospectus, as described below.

I.	Introduction

This Opinion is based upon the current provisions of the Income Tax Act (Canada) (the “Act”) and the Income Tax Regulations (Canada) (the “Regulations”) and takes into account our understanding of the current published administrative practices of the Canada Revenue Agency, as well as all relevant jurisprudence pertaining to the issues addressed herein. In addition, the Opinion takes into account all specific proposals to amend the Act and the Regulations publicly announced by the Department of Finance prior to the date hereof and assumes that all such proposals will be enacted substantially as proposed with effect from their respective proposed coming-into-force dates.

In connection with rendering this Opinion, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the Registration Statement and the Prospectus.

In our review we have assumed, with your consent, that all of the representations and statements of a factual nature made in respect of the Company or the features of the Plan set forth in the Prospectus are true and correct, and all of the obligations imposed by any documents referred to in the Prospectus on the parties thereto have been and will be performed or satisfied in accordance with their terms.

In rendering this Opinion, we have assumed that the transactions contemplated by the Prospectus will be consummated in accordance with the terms and provisions of the description of these transactions in the Prospectus, and that the Prospectus accurately reflects the material facts of the transactions.

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Any alteration of the facts that we have relied upon may adversely affect our Opinion.

II.	Opinion

Based on and subject to the foregoing, the statements set forth in the Prospectus under the heading “Certain Income Tax Considerations Relating To The Plan – Canadian Federal Income Tax Considerations” accurately describe the material Canadian federal income tax considerations relating to the Plan for the persons to whom such statements are addressed.

III.	Further Information

We are members of the Law Society of Upper Canada. This Opinion is limited to the federal income tax laws of Canada and does not purport to discuss the consequences of the transactions contemplated under the Prospectus under any other laws.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement, or any amendment thereto, and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder in connection with the Registration Statement.

Yours very truly,

DAVIES WARD PHILLIPS & VINEBERG LLP